Exhibit 99

DOMINION RESOURCES, INC.

CONDENSED CONSOLIDATED EARNINGS STATEMENT

(Unaudited)

Twelve Months Ended September 30, 2011
(millions, except per share amounts)
Operating Revenue	$14,946

Operating Expenses	11,688

Income from operations	3,258

Other income	172

Interest and related charges	923

Income before income tax expense including noncontrolling interests	$2,507

Income tax expense	977

Net income including noncontrolling interests	1,530

Loss from discontinued operations (including income tax benefit of $8)	(7)

Noncontrolling interests	17

Net income attributable to Dominion	$1,506

Amounts attributable to Dominion:

Income from continuing operations	$1,513

Loss from discontinued operations	(7)

Net income attributable to Dominion	$1,506

Earnings Per Common Share – Basic
Income from continuing operations	$2.66
Loss from discontinued operations	(0.01)
Noncontrolling interests	(0.03)

Net income attributable to Dominion	$2.62

Earnings Per Common Share – Diluted
Income from continuing operations	$2.65
Loss from discontinued operations	(0.01)
Noncontrolling interests	(0.03)

Net income attributable to Dominion	$2.61

Exhibit 99

VIRGINIA ELECTRIC AND POWER COMPANY

CONDENSED CONSOLIDATED EARNINGS STATEMENT

(Unaudited)

Twelve Months Ended September 30, 2011
(millions)
Operating Revenue	$7,349

Operating Expenses	5,565

Income from operations	1,784

Other income	97

Interest and related charges	377

Income before income tax expense	1,504

Income tax expense	578

Net Income	926

Preferred dividends	17

Balance available for common stock	$909